Filed Pursuant to Rule 433
                                                         File No.: 333-129918-05

Credit Suisse                                           Tue Sep 19 14:12:46 2006
                           CSMCRED-2006C4-V3.2-FL A4FL
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance                : $150,000,000                      :
Pass-Thru Rate                 : 5.5100                            :
Accrued Days / Delay Days      : 0 / 0            Settlement       : 09/28/2006
                                                  Factor Date      : 09/25/2006
--------------------------------------------------------------------------------


                              Prepayments
                  --------------------------------------
                                            0.0% CPR
                     Price             -----------------
                                            DM ModDur
                  --------------------------------------
                     99.43750    99-14    25.3    7.51
                     99.46875    99-15    24.9
                     99.50000    99-16    24.5
                     99.53125    99-17    24.1
                     99.56250    99-18    23.7
                     99.59375    99-19    23.3
                     99.62500    99-20    22.9
                     99.65625    99-21    22.5

                     99.68750    99-22    22.1    7.51
                     99.71875    99-23    21.7
                     99.75000    99-24    21.3
                     99.78125    99-25    20.8
                     99.81250    99-26    20.4
                     99.84375    99-27    20.0
                     99.87500    99-28    19.6
                     99.90625    99-29    19.2

                     99.92314   99-29+    19.0    7.51
                     99.93750    99-30    18.8
                     99.96875    99-31    18.4
                    100.00000   100-00    18.0
                    100.03125   100-01    17.6
                    100.06250   100-02    17.2
                    100.09375   100-03    16.8
                    100.12500   100-04    16.4

                    100.15625   100-05    16.0    7.52
                    100.18750   100-06    15.6
                    100.21875   100-07    15.2
                    100.25000   100-08    14.8
                    100.28125   100-09    14.3
                    100.31250   100-10    13.9
                    100.34375   100-11    13.5
                    100.37500   100-12    13.1
                  --------------------------------------
                         Avg Life            9.88
                  --------------------------------------
                        First Pay         08/15/2016
                        Last Pay          08/15/2016
                      Prin. Window            1
                  --------------------------------------
                     Spread Over : LIBOR1M 5.3300


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase
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